Exhibit 16.1



July 9, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

This letter revises our letter to you dated May 30, 2002. We have read the second sentence of the first paragraph and the second, third and fourth paragraphs of Item 4 included in the Form 8-K dated May 30, 2002 and filed on June 3, 2002 with the Commission by AutoNation, Inc., and we are in agreement with the statements contained therein.


Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP


cc:      Mr. Craig T. Monaghan
         Chief Financial Officer
         AutoNation, Inc.